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                                                                    Exhibit 23.6

                     CONSENT OF INDEPENDENT PROPERTY VALUER

DTZ     Debenham
        Tie Leung
        International Property Advisors

Formerly C Y Leung & Company

1 September 2004
The Directors
Hutchison Telecommunications International Limited
18/F, Two Harbourfront
22 Tak Fung Street
Hunghom, Kowloon
Hong Kong

Dear Sirs,

RE: HUTCHISON TELECOMMUNICATIONS INTERNATIONAL LIMITED (THE "COMPANY") GLOBAL OFFERING

We hereby give our consent to the inclusion of our report appearing within the prospectus included in this Registration Statement on Form F-1 of Hutchison Telecommunications International Limited.

We also give our consent to the reference to our firm under the caption "Experts" in this prospectus.

Yours faithfully,
for and on behalf of
DTZ Debenham Tie Leung Limited

/s/Grace Lam
-------------------------
Grace Lam
Senior Associate Director